THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH HEREIN TO PAYMENTS OF CERTAIN SENIOR INDEBTEDNESS OF MAKER. THE PAYEE OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AND THE MAKER OF THIS NOTE, BY MAKING THIS NOTE, IRREVOCABLY AGREES TO BE BOUND BY THE TERMS OF THIS PROMISSORY NOTE.

PROMISSORY NOTE

Amount: $2,100,000 Effective Date: December 31, 2012

PAYEE:	MAKER:
JFC Technologies, LLC P.O. Box 266 Bound Brook, NJ 08805	Cyalume Technologies Holdings, Inc. 96 Windsor Street West Springfield, MA 01089

FOR VALUE RECEIVED, the undersigned Maker promises to pay to the order of Payee, at the location indicated at the beginning of this Note, or at such other place as may be designated by Payee, the principal amount of TWO MILLION ONE HUNDRED THOUSAND DOLLARS ($2,100,000) (the “Principal Amount”), together with interest on the outstanding Principal Amount hereunder, all in accordance with the provisions set forth herein. This Note is issued pursuant to that certain Amendment Agreement, dated December 27, 2012, by and among Payee, Maker, Cyalume Specialty Products, Inc., and James G. Schleck (the “Amendment Agreement”). Capitalized terms used and not otherwise defined in this Note shall have the meanings given to them in the Amendment Agreement.

1.            Interest Rate. Interest shall accrue and be payable on the unpaid Principal Amount from the Effective Date until paid in full at the rate of 5% per annum; provided that such interest rate shall increase to the following rate, as applicable, on the following dates, and the total amount of interest accrued and payable hereunder shall be re-computed on each such date, based on the then-outstanding unpaid Principal Amount, retroactive to the Effective Date: (a) on January 1, 2014, 6%; (b) on February 1, 2014, 7%; (c) on March 1, 2014, 8%; (d) on April 1, 2014, 9%; (e) on May 1, 2014, 10%; and (f) on June 1, 2014, 11%. Interest shall not be compounded, and shall be calculated on the basis of a 365 day year.

2.             Repayment Terms.

(a)            The entire unpaid Principal Amount and all accrued and unpaid interest shall be due and payable in full on the earlier of (i) June 30, 2014, or (ii) a Refinancing (as defined in Section 2(b) below) in full of the Existing Senior Debt (as defined in Section 7(a) below), provided that in the case of clause (ii) only, Maker shall have at least $5,000,000 in Available Funds (as defined in Section 2(c) below), after giving effect to the payment in full of all amounts hereunder (the “Maturity Date”).

(b)            As used herein, “Refinancing” means any form of refinancing, including paying off existing debt with proceeds from new debt, whether from an existing lender or a new lender, extending the maturity date of existing debt, or changing the amount of debt or available credit available.

(c)            As used herein, “Available Funds” means the sum of cash, cash equivalents, and available credit under any indebtedness of Parent or Subsidiaries (as defined in Section 5(b) below) without violating covenants in the written signed loan agreements entered into by Parent or Subsidiaries in connection with the Senior Debt.

3.            Prepayments. Maker may prepay this Note without penalty in part or in full at any time and from time to time prior to the Maturity Date. There shall be no prepayment penalty as a result of any prepayment of the Principal Amount made in accordance with the terms of this Note.

4.             Application of Payments. All payments received hereunder shall be applied first to the payment of any and all expenses and/or charges payable hereunder, then to interest due and payable, with the balance applied to the Principal Amount.

5.             Events of Default. For purposes of this Note, the term “Event of Default” shall mean the occurrence of any of the following:

(a)            The failure of Maker to make any payment of the Principal Amount or interest on this Note when the same shall become due and payable;

(b)            An Insolvency Proceeding (as defined in Section 5(g) below) is commenced by Parent or any direct or indirect subsidiary of Parent (“Subsidiary”);

(c)            An Insolvency Proceeding is commenced against Parent or any Subsidiary, and any of the following events occur: (i) Parent or Subsidiary consents to the institution of such Insolvency Proceeding against it, (ii) the petition commencing the Insolvency Proceeding is not timely controverted, (iii) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing or presentation thereof; (iv) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Parent or any Subsidiary, or (v) an order for relief shall have been issued or entered therein;

(d)            A material portion of Parent’s or any Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third person and the same is not discharged before the earlier of thirty (30) days after the date it first arises or five (5) days prior to the date on which such property or asset is subject to forfeiture by Parent or the applicable Subsidiary;

(e)             Parent or any Subsidiary is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs; or

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(f)            The indictment of Parent or any Subsidiaries under any criminal statute, or commencement of criminal or civil proceedings against Parent or any Subsidiaries, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any governmental authority of a substantial portion of the property of Parent or any Subsidiaries.

(g)            “Insolvency Proceeding” means any proceeding commenced under any provision of the Bankruptcy Code (Title 11 of the United States Code, as in effect from time to time) or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

6.            Remedies Upon Default. Upon the occurrence of an Event of Default, at the option of Payee, the entire balance outstanding hereunder and all other obligations of Maker to Payee hereunder shall become immediately due and payable, and Payee shall have all rights and remedies available at law or in equity.

7.            Subordination.

              (a)            As used in this Note, “Existing Senior Debt” means all indebtedness of Maker arising under any credit agreement, loan agreement, note or other document, agreement or instrument existing as of the date hereof (as the same may be amended subsequent to the date hereof) with TD Bank, NA or Granite Creek Partners Agent, LLC; “Senior Debt” means the principal of, premium, if any, interest (including interest, to the extent allowable, accruing subsequent to the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or termination payment with respect to or in connection with, and all fees, costs, expenses, reimbursement amounts, indemnities and other amounts accrued or due on or in connection with, indebtedness for borrowed money of Maker, whether outstanding on the date of this Note or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Maker (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), including the Existing Senior Debt, except for: (i) any liability for federal, state, local or other taxes owed or owing by Maker, (ii) any indebtedness of Maker owed to any of its subsidiaries; (iii) any trade payables, or (iv) any indebtedness that is, by its express terms, subordinated in right of payment to any other indebtedness of Maker (collectively, “Junior Debt”); and “Subordinated Debt” means all obligations of Maker now or hereafter existing under or in connection with this Note (whether created directly or acquired by assignment or otherwise), whether for principal, interest (including, without limitation, interest, to the extent allowable, accruing subsequent to the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), fees, costs, expenses, indemnities or otherwise.

(b)            Payee, by acceptance of this Note, agrees that the Subordinated Debt is and shall be subordinate, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Senior Debt of Maker, including Senior Debt of Maker incurred, created, assumed or guaranteed after the date hereof, and that the subordination is for the benefit of and enforceable by the holders of such Senior Debt.

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(c)            The holders of Senior Debt of Maker shall first be entitled to receive payment in full of all amounts due on or in respect of such Senior Debt (including interest after commencement of any bankruptcy proceeding at the rate specified in the documentation for the applicable Senior Debt of the Company) or provision shall be made for such amount in cash, or other payments satisfactory to the holders of Senior Debt, before Payee shall be entitled to receive any payment with respect to the Subordinated Debt, in the event of any distribution to creditors of Maker in (i) any liquidation or dissolution of Maker; (ii) any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Maker or its property; (iii) any assignment by Maker for the benefit of its creditors; or (iv) any marshalling of Maker’s assets and liabilities.

(d)            On the Maturity Date (or if earlier, upon the occurrence of an Event of Default), after payments to the holders of Senior Debt in accordance with Section 7(c) above to the extent payments are then due, the holder of this Note shall be entitled to payment in full of all amounts due on or in respect of this Note (including interest after commencement of any bankruptcy proceeding at the rate specified in this Note) before the holders of any Junior Debt shall be entitled to receive payment with respect to the Junior Debt.

8.            Applicable Law, Venue and Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Wilmington, Delaware, for the adjudication of any dispute under or in connection with this Note or the other documents or agreements contemplated hereby or with any transaction contemplated hereby or thereby or discussed herein or therein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Note (by certified mail or by reputable express courier, such as FedEx) and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

9.            Partial Invalidity. The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of this Note as to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

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10.            Binding Effect. This Note shall be binding upon and inure to the benefit of Maker and Payee and their respective heirs, personal representatives and permitted assigns.

11.            Costs/Attorneys Fees. Maker shall pay on demand all costs of collection and reasonable attorneys fees incurred or paid by Payee in enforcing the terms hereof or with respect to collection hereunder, provided that Payee substantially prevails in enforcing the terms of this Note.

12.            Manner and Method of Payment. All payments called for in this Note shall be made in lawful money of the United States of America. If made by check, or other payment instrument, such check, draft, or other payment instrument shall represent immediately available funds. Should any payment date fall on a non-banking day, Maker shall make the payment on the next succeeding banking day. If requested in writing or by email to Parent’s Chief Financial Officer (or his delegate), Parent shall make all payments called for in this Note by wire transfer of immediately available funds to such bank account as the holder of this Note may request at least one business day before the Maturity Date (or if earlier, as soon as reasonably practical following the occurrence of an Event of Default).

13.            Notices.  Any notice or demand required by or in connection with this Note shall be given by facsimile (with confirmation), first class mail, or hand delivery to the parties at their addresses specified on the first page of this Note, as such address may be modified by written notice of the parties. All notices and demands for payment from the Payee or a holder actually received in writing by the Maker shall be considered to be effective upon the receipt thereof by the Maker regardless of the procedure or method utilized to accomplish delivery thereof to the Maker.

14.            Assignability. This Note may not be assigned, sold, transferred or mortgaged by Payee at any time without the prior written consent of the Maker.

15.            Tense; Gender; Defined Terms; Section Headings. As used herein, the singular includes the plural and the plural includes the singular. A reference to any gender also applies to any other gender. Defined terms are capitalized throughout this Note. The section headings are for convenience only and are not part of this Note.

MAKER:

CYALUME TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Zivi Nedivi
Name:	Zivi Nedivi
Title:	Chief Executive Officer

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